Exhibit 10.2

RADIAN GROUP INC.
EQUITY COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT
(TSR)

TERMS AND CONDITIONS

These Terms and Conditions (“Terms and Conditions”) are part of the Performance-Based Restricted Stock Unit Grant made as of May 10, 2017 (the “Grant Date”), by Radian Group Inc., a Delaware corporation (the “Company”), to Richard G. Thornberry, an employee of the Company (the “Grantee”).
RECITALS
WHEREAS, the Radian Group Inc. Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan;
WHEREAS, the Restricted Stock Units granted pursuant to these Terms and Conditions shall vest based on the attainment of performance goals related to total shareholder return (“TSR”) and continued employment; and
WHEREAS, the applicable provisions of the Plan are incorporated into these Terms and Conditions by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Grant of Performance-Based Restricted Stock Units. The Company hereby awards to the Grantee 62,290 Restricted Stock Units (hereinafter, the “Target Award”), subject to the vesting and other conditions of these Terms and Conditions. Payment of the Restricted Stock Units will be based on achievement of the performance goals set forth in Schedule A (the “TSR Performance Goals”) and, except as otherwise provided herein, continued employment.

2.	Vesting.
(a)General Vesting Terms. Except as set forth in Sections 2(d) and 2(e) below, the Grantee shall vest in a number of Restricted Stock Units with respect to the Target Award based on the attainment of the TSR Performance Goals as of the end of the performance period, provided that the Grantee remains employed by the Company or an Affiliate through May 10, 2020 (the “Vesting Date”). The performance period is the period beginning on May 10, 2017 and ending on May 10, 2020 (the “TSR Performance Period”). Except as specifically provided below in this Section 2, no Restricted Stock Units will vest for any reason prior to the Vesting Date, and in the event of a termination of the Grantee’s employment prior to the Vesting Date, the Grantee will forfeit to the Company all Restricted Stock Units that have not yet vested as of the termination date. Except as provided in Sections 2(d) and 2(e) below, if the TSR Performance Goals are not attained at the end of the TSR Performance Period the Restricted Stock Units will be immediately forfeited.
(b)Retirement.
(i)If the Grantee terminates employment prior to the Vesting Date on account of the Grantee’s Retirement, the Grantee will not forfeit the Restricted Stock Units upon Retirement, and the Restricted Stock Units will continue to vest based on the attainment of the TSR Performance Goals, except as provided in Sections 2(d) and 2(e) below.
(ii)For purposes of these Terms and Conditions, “Retirement” shall mean the Grantee’s separation from service without Cause, other than on account of death or Disability (as defined below), (A) following the Grantee’s attainment of age 65 and completion of five years of service with the Company or an Affiliate, or (B) following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company or an Affiliate.
(iii)For purposes of these Terms and Conditions, “Cause” shall have the meaning ascribed to the term in the Employment Agreement between the Grantee and the Company dated February 8, 2017 (the “Employment Agreement”).

In the event that the Committee determines that the Grantee engaged in any of the foregoing activities that are grounds for termination for Cause at any time, the Committee may determine that the Grantee’s termination of employment was a termination for Cause, even if not so designated at the date of termination.
(c)Involuntary Termination.
(i)Except as provided in Sections 2(d) and 2(e) below, if the Grantee incurs an Involuntary Termination during the period beginning six months after the Grant Date and ending six months prior to the Vesting Date, the Grantee will vest in a pro-rated portion of the Restricted Stock Units based on attainment of the TSR Performance Goals. The pro-rated portion shall be determined by multiplying the number of Restricted Stock Units that would have vested based on attainment of the TSR Performance Goals had the Grantee remained employed through the Vesting Date, by a fraction, the numerator of which is the number of months that elapsed during the period beginning on the Grant Date and ending on the Grantee’s termination date, and the denominator of which is 36. A partial month shall count as a full month for purposes of this calculation. For the avoidance of doubt, if the Grantee incurs an Involuntary Termination during the six-month period following the Grant Date, the Grantee’s Restricted Stock Units will be forfeited.
(ii)Except as provided in Sections 2(d) and 2(e) below, if the Grantee incurs an Involuntary Termination during the six-month period prior to the Vesting Date, all of the Grantee’s Restricted Stock Units will continue to vest based on attainment of the TSR Performance Goals.
(iii)For purposes of these Terms and Conditions, the term “Involuntary Termination” shall mean the Grantee’s separation from service from the Company and its Affiliates on account of a termination by the Company or an Affiliate without Cause, other than on account of Retirement, death or Disability, provided the Grantee signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company or an Affiliate, as applicable. A termination by the Grantee for Good Reason under the Employment Agreement shall be deemed to be an Involuntary Termination. For purposes of these Terms and Conditions, “Good Reason” shall have the meaning ascribed to the term in the Employment Agreement.
(d)Death or Disability. In the event of the Grantee’s death or Disability while employed by the Company or an Affiliate prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s death or Disability, as applicable. If, following the Grantee’s termination of employment due to Retirement, or due to Involuntary Termination after the six month period following the Grant Date, the Grantee dies prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the Target Award level on the date of the Grantee’s death; provided that if the termination of employment was due to Involuntary Termination during the period beginning six months after the Grant Date and ending six months prior to the Vesting Date, the Grantee’s Restricted Stock Units will automatically vest at the pro-rated Target Award level (with the pro-ration based on the formula described in Section 2(c)(i)). A partial month shall count as a full month for purposes of this calculation. For purposes of these Terms and Conditions, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company or an Affiliate, as applicable, and that meets the requirements of a disability under section 409A of the Code, provided that the Grantee completes 30 days of active service with the Company at any time after the Grant Date and prior to the Vesting Date. The date of Disability for purposes of these Terms and Conditions is the date on which the Grantee commences to receive such long-term disability benefits. In the event that the Grantee is not in active service on the Grant Date (for example, on account of short-term disability) and the Grantee does not return to the Company and complete 30 days of active service with the Company prior to the Vesting Date, the award will be forfeited.
(e)Change of Control.
(i)If a Change of Control occurs prior to the Vesting Date, the Restricted Stock Units will vest at the Target Award level on the Vesting Date, provided that, except as set forth in subsections (ii), (iii) and (iv) below, the Grantee remains employed by the Company or an Affiliate through the Vesting Date.
(ii)If, prior to the Vesting Date, a Change of Control occurs and the Grantee’s employment is terminated by the Company or an Affiliate without Cause, or the Grantee terminates employment for Good Reason, and the Grantee’s date of termination of employment (or in the event of the Grantee’s termination for Good Reason, the event giving rise to Good Reason) occurs during the period beginning on the date that is 90 days before the Change of Control and ending on the date that is one year following the Change of Control, the unvested Restricted Stock Units will automatically vest at the Target Award level as of the Grantee’s date of termination of employment (or, if later, on the date of the Change of Control). If the Grantee’s employment terminates on account of an Involuntary Termination as described in Section 2(c) more than 90 days before the Change of Control, and a Change of Control subsequently occurs prior to the Vesting Date, any portion of the Restricted Stock Units that are continuing to vest pursuant to Section 2(c) will vest at the pro-rated Target Award level (or full Target Award level, if Section 2(c)(ii) applies) on the date of the Change of Control.

(iii)If the Grantee’s employment terminates on account of Retirement before a Change of Control, and a Change of Control subsequently occurs prior to the Vesting Date, the outstanding Restricted Stock Units will vest at the Target Award level on the Vesting Date (or on the Grantee’s date of death, if earlier).
(iv)If the Grantee’s employment terminates on account of Retirement on or after a Change of Control, the Restricted Stock Units will vest at the Target Award level on the Grantee’s Retirement date.
(f)Cause. Notwithstanding anything in these Terms and Conditions to the contrary, in the event the Grantee’s employment is terminated by the Company or an Affiliate for Cause, all outstanding Restricted Stock Units held by the Grantee shall immediately terminate and be of no further force or effect.
(g)Other Termination. Except as provided in Sections 2(b), 2(c), 2(d) and 2(e), in the event of a termination of employment, the Grantee will forfeit all unvested Restricted Stock Units. Except as provided in Section 2(b), 2(c) or 2(e), no Restricted Stock Units will vest after the Grantee’s employment with the Company or an Affiliate has terminated for any reason.

3.	Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4.	Conversion of Restricted Stock Units.
(a)Except as otherwise provided in this Section 4, if the Restricted Stock Units vest in accordance with these Terms and Conditions, the Grantee shall be entitled to receive payment of the vested Restricted Stock Units within 90 days after the one-year anniversary of the Vesting Date (the one year anniversary of the Vesting Date is referred to as the “Distribution Date”).
(b)The vested Restricted Stock Units shall be paid earlier than the Distribution Date in the following circumstances:
(i)If (A) the Restricted Stock Units vest in accordance with Section 2(d) (the Grantee’s death or Disability), or (B) the Grantee dies or incurs a Disability after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death or Disability, as applicable.
(ii)If a Change of Control occurs on or after the Vesting Date but before the Distribution Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Change of Control.
(iii)If a Change of Control occurs before the Vesting Date and the Grantee’s employment terminates upon or within one year after the Change of Control in accordance with Section 2(e)(ii) (termination without Cause or Good Reason termination), the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s termination of employment.
(iv)If a Change of Control occurs before the Vesting Date and the Grantee’s employment terminates within 90 days prior to the Change of Control in accordance with Section 2(e)(ii), and the Grantee subsequently dies prior to the Vesting Date, the vested Restricted Stock Units shall be paid within 90 days after the date of the Grantee’s death.
(v)If the Restricted Stock Units vest in accordance with Section 2(e)(v) (Retirement on or after a Change of Control), the vested Restricted Stock Units shall be paid within 90 days after the Grantee’s Retirement date; provided that, if required by section 409A of the Code, if the Retirement date does not occur within two years after the Change of Control, payment will be made within 90 days after the Distribution Date.
(vi)Notwithstanding subsections (ii), (iii) and (v), if the Change of Control is not a “change in control event” under section 409A of the Code, and if required by section 409A of the Code, payment will not be made on the dates described in subsections (ii), (iii) and (v) and, instead, will be made within 90 days after the Distribution Date.
(c)On the applicable payment date, each vested Restricted Stock Unit credited to the Grantee’s account shall be settled in whole shares of Common Stock of the Company equal to the number of vested Restricted Stock Units, subject to (i) the limitation of subsection (d) below, (ii) compliance with the six-month delay described in Section 16 below, if applicable, and (iii) the payment of any federal, state, local or foreign withholding taxes as described in Section 12 below, and subject to compliance with the Restrictive Covenants (as defined in Section 6(a) below). The obligation of the Company to distribute shares shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 14 below.
(d)Notwithstanding anything in these Terms and Conditions to the contrary, in no event shall the Fair Market Value of the vested Restricted Stock Units to be distributed exceed $99.66 ($16.61 multiplied by 600%) multiplied by the Target Award, measured as of the Valuation Date (as defined below). If the Fair Market Value of the vested Restricted Stock

Units would exceed this amount, the number of shares of the Company’s Common Stock to be distributed to the Grantee shall be limited to the amount calculated as follows:

•	$99.66 multiplied by the Target Award,

•	Divided by the Fair Market Value of a share of the Company’s Common Stock on the Valuation Date.
For this purpose, the “Valuation Date” is the Vesting Date for Restricted Stock Units that are payable on or after the Vesting Date. If the Restricted Stock Units are payable before the Vesting Date, the “Valuation Date” is the Grantee’s applicable payment date under this Section 4 (termination date, date of Disability, date of death, or Change of Control, as applicable).
(e)For the avoidance of doubt, the Grantee will forfeit all Restricted Stock Units if the Grantee’s employment is terminated for Cause prior to the Distribution Date or other applicable payment date under this Section 4.

5.	Certain Corporate Changes.
If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under these Terms and Conditions, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee, the maximum number of shares for which the Restricted Stock Units may vest, the share price or class of Common Stock for purposes of the TSR Performance Goals as appropriate to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 5 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.

6.	Restrictive Covenants.
(a)The Grantee acknowledges and agrees that in consideration for the grant of the Restricted Stock Units, the Grantee remains subject to the non-competition, non-solicitation, confidentiality, inventions assignment, and non-disparagement provisions to the extent described in (including incorporated by reference into) Section 14 of the Employment Agreement, the Restrictive Covenants Agreement dated February 8, 2017 between the Grantee and the Company, the Company’s Code of Conduct (as defined in the Employment Agreement), and any other written agreements between the Company and the Grantee (collectively, the “Restrictive Covenants”).
(b)The Grantee acknowledges and agrees that in the event the Grantee breaches any of the Restrictive Covenants or the Grantee’s employment is terminated by the Company or an Affiliate for Cause, including a determination by the Committee that the Grantee has engaged in any activity, at any time, that would be grounds for termination of the Grantee’s employment for Cause:
(i)The Committee may in its discretion determine that the Grantee shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested, except as to the vested shares where forfeiture of vested shares is expressly prohibited by law), and the outstanding Restricted Stock Units shall immediately terminate, and
(ii)The Committee may in its discretion require the Grantee to return to the Company any shares of Common Stock received in settlement of the Restricted Stock Units; provided, that if the Grantee has disposed of any shares of Common Stock received upon settlement of the Restricted Stock Units, then the Committee may require the Grantee to pay to the Company, in cash, the Fair Market Value of such shares of Common Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this subsection (b)(ii) within (x) 180 days after the Committee’s discovery of the Grantee’s breach of any of the Restrictive Covenants or (y) within 180 days after the later of (A) the Grantee’s termination of employment by the Company or an Affiliate for Cause, or (B) the Committee’s discovery of circumstances that, if known to the Committee, would have been grounds for termination for Cause; provided, however, that this right of recoupment shall not limit the Board’s recoupment authority under any applicable clawback or recoupment policy of the Board.

7.	No Stockholder Rights.
The Grantee has no voting rights and no rights to receive dividends or dividend equivalents or other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units.

8.	Retention Rights.
Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the employ or service of the Company or an Affiliate or shall interfere in any way with the right of the Company or an Affiliate to terminate Grantee’s employment or service at any time.

9.	Cancellation or Amendment.
This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

10.	Notice.
Any notice to the Company provided for in these Terms and Conditions shall be addressed to it in care of the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll system of the Company or an Affiliate thereof, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of these Terms and Conditions, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.

11.	Incorporation of Plan by Reference.
These Terms and Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under these Terms and Conditions constitutes such Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, these Terms and Conditions, and/or the Restricted Stock Units shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to each Grantee upon request. Additional copies may be obtained from the Corporate Secretary of the Company, 1601 Market Street, Philadelphia, Pennsylvania 19103-2197.

12.	Income Taxes; Withholding Taxes.
The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to these Terms and Conditions. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of the Company’s Common Stock, an amount equal to the federal (including FICA), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units. Without limiting the foregoing, upon payment of the Restricted Stock Units, the Company may withhold shares subject to the vested Restricted Stock Units to cover any of the applicable withholding for related FICA tax and income tax liabilities.

13.	Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

14.	Grant Subject to Applicable Laws and Company Policies.
These Terms and Conditions shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall also be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in these Terms and Conditions to the contrary, the Plan, these Terms and Conditions, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify these Terms and Conditions and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

15.	Assignment.
These Terms and Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.

16.	Section 409A.
This award of Restricted Stock Units is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in these Terms and Conditions to the contrary, if the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and the Restricted Stock Units become vested and settled upon the Grantee’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock of the Company shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of these Terms and Conditions would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment. If the Restricted Stock Units constitute “deferred compensation” under section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its Affiliates, and if payment with respect to the Restricted Stock Units that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.
By: /s/    Anita Scott
Name: Anita Scott
Title: SVP, Chief Human Resources Officer
I hereby accept the award of the Performance Based Restricted Stock Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby agree that all decisions and determinations of the Committee with respect to the Performance Based Restricted Stock Units shall be final and binding.

Acknowledged and Agreed by the Grantee:

Signature:    ___________________________
Richard G. Thornberry

Date:        ___________________________

Schedule A
TSR Performance Goals
1.Calculation of TSR. Vesting of the Restricted Stock Units will be based on the following performance results: (i) the relative total shareholder return (“TSR”) for the TSR Performance Period beginning on May 10, 2017 and ending on May 10, 2020, which means the Company’s TSR relative to the median TSR of the TSR Peer Group (as defined in Section 2(d) below), as set forth in Section 2 below, and (ii) the Company’s TSR for the TSR Performance Period (“Company Absolute TSR”), as set forth in Section 3 below. At the end of the TSR Performance Period, the TSR for the Company, and for each company in the TSR Peer Group, shall be calculated by dividing the Closing Average Share Value (as defined below) by the Opening Average Share Value (as defined below).
(a)The term “Closing Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 60 trading days ending on the last day of the TSR Performance Period (i.e., the 60 trading days ending on and including May 10, 2020), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading date during the 60-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (iii) average the amounts so determined for the 60-day period.
(b)The term “Opening Average Share Value” means the average value of the common stock, including Accumulated Shares, for the 60 trading days ending on the first day of the TSR Performance Period (i.e., the 60 trading days ending on and including May 10, 2017), which shall be calculated as follows: (i) determine the closing price of the common stock on each trading day during the 60-day period, (ii) multiply each closing price by the Accumulated Shares as of that trading date, and (ii) average the amounts so determined for the 60-day period. The Opening Average Share Value is $18.22.
(c)The term “Accumulated Shares” means, for a given trading day, the sum of (i) one share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date. The calculations under this Schedule A shall include ex-dividend dates between February 14, 2017 and the trading day.
2.Relative TSR Vesting Percentage.
(a)Subject to Sections 3 and 5, the number of Restricted Stock Units that will vest for the TSR Performance Period shall be determined by multiplying the Target Award by the Relative TSR Vesting Percentage, as determined under this Section 2.
(b)The Relative TSR Vesting Percentage will be determined based on the Company’s TSR as compared to the median TSR of the companies in the TSR Peer Group for the TSR Performance Period (the “Median Peer Group TSR”) as follows:
(i)If the Company’s TSR exceeds the Median Peer Group TSR, the Relative TSR Vesting Percentage will increase by 2% above 100% (but not in excess of 200%) for every 1% by which the Company’s TSR exceeds the Median Peer Group TSR.
(ii)If the Company’s TSR is less than the Median Peer Group TSR, the Relative TSR Vesting Percentage will be below 100%, in an amount such that there is a 2% reduction for every 1% by which the Company’s TSR is less than the Median Peer Group TSR. There is no vesting if the Company’s TSR is less than 50% of the Median Peer Group TSR.
(iii)If the Company’s TSR rank falls between the measuring points, the Company’s TSR rank will be rounded to the nearest whole percentage point.
The chart below is provided for illustrative purposes:

Performance (increments of +/- point differential)	Relative TSR Vesting Percentage
Maximum at 50% above Median	200%
+1% Company Absolute TSR above Median	102%
Median Peer Group TSR	100%
-1% Company Absolute TSR below Median	98%
Threshold at -50% below Median	0%

(c)The companies in the TSR Peer Group will be determined on the first day of the TSR Performance Period for purposes of the TSR calculation and will be changed only in accordance with Section 2(d) below. No company shall be added to the TSR Peer Group during the TSR Performance Period for purposes of the TSR calculation.
(d)The term “TSR Peer Group ” means the companies listed on Exhibit A and will be subject to change as follows:
(i)In the event of a merger, acquisition or business combination transaction of a company in the TSR Peer Group in which the company in the TSR Peer Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the TSR Peer Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the TSR Peer Group.
(ii)In the event of a merger, acquisition or business combination transaction of a company in the TSR Peer Group, a “going private” transaction or other event involving a company in the TSR Peer Group or the liquidation of a company in the TSR Peer Group, in each case where the company in the TSR Peer Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the TSR Peer Group.
(iii)Notwithstanding the foregoing, in the event of a bankruptcy of a company in the TSR Peer Group where the company in the TSR Peer Group is not publicly traded at the end of the TSR Performance Period, such company shall remain a company in the TSR Peer Group but shall be deemed to have a TSR of negative 100% (-100%).
3.Vesting Cap Based on Company Absolute TSR. After the Relative TSR Vesting Percentage is determined, as described in Section 2 above, the Company Absolute TSR for the TSR Performance Period will be evaluated to determine the actual number of Restricted Stock Units that vest (the “Final Payout Percentage”). If the Company Absolute TSR is negative, the Final Payout Percentage will not exceed 75% of the Target Award, even if the Relative TSR Vesting Percentage determined under Section 2 is greater than 75%. If the Company Absolute TSR is zero or positive, the Final Payout Percentage will be the Relative TSR Vesting Percentage determined under Section 2 above.
4.General Vesting Terms. Any fractional Restricted Stock Unit resulting from the vesting of the Restricted Stock Units in accordance with these Terms and Conditions shall be rounded down to the nearest whole number. Any portion of the Restricted Stock Units that does not vest as of the end of the TSR Performance Period shall be forfeited as of the end of the TSR Performance Period.
5.Maximum Vesting and Payment. In no event shall the maximum number of Restricted Stock Units that may be payable pursuant to these Terms and Conditions exceed 200% of the Target Award. In addition, notwithstanding anything in this Schedule A to the contrary, in no event shall the Fair Market Value of the vested Restricted Stock Units to be distributed on the applicable Valuation Date exceed $99.66 ($16.61 multiplied by 600%) multiplied by the Target Award, as described in Section 4(d) of the Terms and Conditions.

Exhibit A
TSR Peer Group
Arch Capital Group Ltd. (ACGL)
Assured Guaranty Ltd. (AGO)
CoreLogic, Inc. (CLGX)
Essent Group Ltd. (ESNT)
Fidelity National Financial, Inc. (FNF)
First American Corp. (FAF)
Genworth Financial, Inc. (GNW)
MGIC Investment Corp. (MTG)
Nationstar Mortgage Holdings, Inc. (NSM)
NMI Holdings Inc. (NMIH)
Old Republic International Corp. (ORI)
PennyMac Financial Services, Inc. (PFSI)
PHH Corp. (PHH)
Stewart Information Services Corp. (STC)